Question 7.c)
-------------
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolio permitted by the form.

								    Is this the
Series								   last filing
Number		Series Name					For this series?
								(Y or N)

91		Patriot Balanced Fund				    N
92		Ascendant Deep Value Convertibles Fund		    N
95		Patriot Fund					    N
97		13D ACTIVIST FUND	   	   		    N
105		Sandalwood Opportunity Fund			    N
116 		Crow Point Alternative Income Fund  		    N
128		Ascendant Tactical Yield Fund			    N
137		Deer Park Total Return Credit Fund		    N


* Please refer to the Annual Report to Shareholders to be filed on Form N-CSR for additional information concerning the Funds.